Exhibit 10.2

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated November 10, 2018 (the “Effective Date”), is executed by and between CDx, Inc., a Delaware corporation and a wholly owned subsidiary of MyDx, Inc., a Nevada corporation, (the “Company”), and Daniel R. Yazbeck (“Yazbeck”). The Company and Yazbeck are each respectively referred to herein as a “Party” and collectively as “the Parties.”

WHEREAS, at all times hereinafter mentioned, Yazbeck was and remains the Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors for the Company;

WHEREAS, on October 15, 2014, the Company and Yazbeck entered into an employment agreement (the “Employment Agreement”) for the initial term of five (5) years whereby Yazbeck was to serve as the Company’s Chief Executive Officer in exchange for the initial base salary is $180,000 per year;

WHEREAS, as of September 30, 2018, the Company accrued certain base salary and bonus obligations due and owing to Yazbeck as wages, with said wages remaining unpaid and/or deferred in an amount not less than $410,689.99, as represented on Schedule 1 attached hereto;

WHEREAS, Yazbeck was issued a Warrant on January 3, 2017 in the amount fifteen percent (15%) of the Company’s common stock, at an exercise price of $0.001 per share (the “Warrant”), as referenced in the Form 8-K filed on January 11, 2017.

WHEREAS, in lieu of receiving immediate cash compensation for the base salary monies due and owing to Yazbeck from the Company upon termination of his Employment Agreement effective November 10, 2018, Yazbeck has agreed to grant the company an extension to repay this obligation in exchange for the company reissuing and extending the Warrant currently owned by Yazbeck;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is stipulated and agreed, by and among the undersigned, that any default claims arising from the base salary and bonus compensation detailed in Schedule A that remains due and owing to Yazbeck from the Company under the Employment Agreement (the “Settled Claims”) are fully and finally settled upon the following terms and conditions:

Section 1. Settlement. In exchange for Yazbeck’s extension of the due date of Settled Claims, with the due date for settled claims now set to January 1, 2020, the Company shall authorize the termination date extension and reissuance to Yazbeck or his affiliate, YCIG, Inc., of the Warrant issued on January 3, 2017 in the amount fifteen percent (15%) of the Company’s common stock, at an exercise price of $0.001 per share (the “Warrant”), in the updated form attached hereto as Exhibit A (the “Settlement”); The approval and issuance of the Settlement shall be made within a reasonable time subsequent to the Effective Date, but in no case later than the due date of the Company’s next periodic filing on Form 10-Q.

Section 2. Default. In the event that the Company defaults in the performance of its obligations to approve and issue the Settlement Amount and such default continues, following notice, for a period of ten (10) business days (“Cure Period”), then an amount equal to the total of accrued wages/liabilities related to Yazbeck, as listed on Schedule 1, (less any payments or share issuances received by Yazbeck pursuant to the terms of this Agreement or otherwise) shall immediately become due and payable as liquidated damages to Yazbeck or his affiliate, YCIG, Inc.

Section 3. Release by Yazbeck. Upon execution of this Agreement, Yazbeck, on his own behalf, and on behalf of his respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, present and former directors, managing directors, managers, officers, control persons, shareholders, employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors and assigns (collectively, the “Yazbeck Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE the Company, its subsidiaries, and each of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, directors, managing directors, managers, officers, control persons, employees, agents, attorneys, administrators, representatives, successors and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, suits, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Yazbeck Releasing Parties, whether the same be at law, in equity or mixed, which such Yazbeck Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the Company Released Parties, in respect of or arising from the Settled Claims, (collectively the “Yazbeck Released Claims”); provided, however, that nothing contained in this Agreement shall be construed to prohibit Yazbeck from bringing appropriate proceedings to enforce the obligations of the Company set forth under Section 1 or to fulfill its obligations hereunder, none of which are released hereby until Yazbeck’s receipt of the Settlement Amount.

Section 5. Release by the Company. Upon the execution of this Agreement, the Company, on its own behalf, and on behalf of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, present and former directors, managing directors, managers, officers, control persons, shareholders, employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors and assigns (collectively, the “Company Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE each of Yazbeck, his respective affiliates and each of his respective past, present or future entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, directors, managing directors, managers, officers, control persons, employees, independent contractors, agents, attorneys, administrators, representatives, successors and assigns (collectively, the “Yazbeck Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Company Releasing Parties, whether the same be at law, in equity or mixed, which such Company Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the Yazbeck Released Parties, in respect of or arising from the Settled Claims, (collectively the “Company Released Claims” and together with the Yazbeck Released Claims, the “Released Claims”); provided, however, that nothing contained in this Agreement shall be construed to prohibit the Company from bringing appropriate proceedings to enforce the obligations of Yazbeck hereunder, none of which are released hereby until Yazbeck’s receipt of the Settlement Amount.

Section 6. No Suits or Actions. Except as provided for herein with respect to the Company’s failure to timely pay the Settlement Amount, each of the Releasing Parties hereby irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Yazbeck Released Party (in such capacity, each a “Released Party”), as applicable, based upon any Party’s Released Claim. If any of the Releasing Parties brings any claim, suit, action or manner of action against the Released Parties (or any of them) in administrative proceedings, in arbitration, at law, in equity, or mixed, with respect to any Released Claim, then such Releasing Party shall indemnify the Released Parties (or any of them) in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including without limitation reasonable legal fees) entered against, paid or incurred by the Released Parties (or any of them).

Section 7. Power, Authority and Capacity. Each Party represents and warrants to the other Party that it has the power, authority and capacity to enter into this Agreement.

Section 8. Preparation of Agreement. Each Party represents to the other that its counsel have negotiated and participated in the drafting of, and are legally authorized to negotiate and draft, this Agreement. Each Party to this Agreement acknowledges that this Agreement was drafted jointly by the Parties hereto and each Party has contributed substantially and materially to the preparation of this Agreement. The Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power. The language in this Agreement and any documents executed in connection therewith shall be interpreted as to its fair meaning and not strictly for or against any Party.

Section 9. No Assignment of Released Claims. Each Releasing Party represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.

Section 10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 11. Amendment; Governing Law. This Agreement may not be amended, modified or supplemented except in a writing signed by the Parties. This Agreement shall be governed by and construed under the laws of the State of New York without regard to principles of conflicts of law.

Section 12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13. Waiver. No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

Section 14. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all Parties hereto. No Party has relied on any representations not contained within or referred to in this Agreement and the documents delivered herewith.

Section 15. Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

CDx, Inc.

Date: Nov 10, 2018	By:	/s/ Matt Bucciero
	Name:	Matt Bucciero
	Title:	Chief Executive Officer

MyDx, Inc.

Date: Nov 10, 2018	By:	/s/ Matt Bucciero
	Name:	Matt Bucciero
	Title:	Chief Executive Officer

Date: Nov 10, 2018	/s/ Daniel R. Yazbeck
Daniel R. Yazbeck

SCHEDULE 1

CDx, Inc. Accrued Liabilities – Accrued Wages/Compensation Due to Yazbeck

Accrued Wages: As of 9/30/2018: $410,689.99

Daniel Yazbeck		9/30/2018

	Accrue wages @ 9/30/2018	410,689.99

Daniel Yazbeck	total	410,689.99

EXHIBIT A

WARRANT D1

(See attached).

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